Exhibit 99.1

News Release

PartnerRe Ltd. Provides Update on January 2008 Non-Life Renewals

PEMBROKE, Bermuda, January 24, 2008 -- PartnerRe Ltd. (NYSE:PRE) today announced that during the January 1 renewal season it expects to write and bind approximately $2.0 billion of Non-Life premium. The Non-Life renewal does not include PartnerRe’s Non-Life facultative business or PartnerRe’s Life operations as renewal dates for both are distributed evenly throughout the year. Typically, approximately 55-60 percent of the total annual Non-Life treaty business is expected to renew on January 1. On a constant foreign exchange basis, the January 1 renewals would represent a 3 percent increase over total renewable expiring premium of $1.95 billion.

PartnerRe President & Chief Executive Officer Patrick Thiele said, “Overall, we are pleased with the January 1 renewal. We found the market to be increasingly competitive but still rational, which is characteristic of a market in transition. We were able to hold production flat despite falling prices in most major markets and despite continued retention of premium by cedants.”

To date, from a renewable premium base of approximately $1.95 billion, $1.8 billion has been resolved with $123 million in process, meaning that renewal negotiations have not been concluded. Of the $1.8 billion resolved renewal premium, $275 million was not renewed. The non-renewed premium includes approximately $188 million, or 10 percent, of the resolved renewable base which was removed from the market as a result of cedants’ decisions to retain more of their business, or restructure quota share coverages to excess of loss treaties, which provide less premium. In addition, PartnerRe declined to renew approximately $87 million, or 5 percent of expiring premiums, due to pricing or terms and conditions that did not meet the Company’s objectives.

Renewal increases were primarily the result of increased participations and exposure growth on existing treaties as pricing was generally on the decline. In addition, new business totaled $257 million, which was partly the result of the acquisition of the renewal rights of the international reinsurance business of the French Monceau Group. In addition, there is an estimated $195 million of new and renewal business in process which is expected to be bound within the next month. More than half of that is new and renewal treaties in the U.S. agriculture book.

Mr. Thiele said, “Aside from isolated pockets of increased demand and market turmoil, such as U.S. agriculture, most lines of business continued on a downward trend, as was expected.

PartnerRe Ltd. Wellesley House South 90 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080 www.partnerre.com

News Release

In U.S. casualty, we did not see any indication in renewal submissions of increasing loss trends, but we remain cautious in our assumptions in those areas. Overall, we were able to achieve a priced return on risk capital in the mid-teens range, above our long-term goal of 13 percent.”

Below is a table outlining our January 1, 2008 Non-Life renewals followed by a table showing the allocation of our deployed underwriting risk capital, which is an internal measure the Company has determined to be necessary to support its underwriting risks:

PartnerRe January 1, 2008 Non-Life Renewal
	(amounts are in U.S. $ millions and are on a constant foreign exchange basis)
	U.S.	Global P&C	Global Specialty	Catastrophe	Total
Renewable Base	432	672	621	224	1,949
In Process	(96)	(1)	(21)	(5)	(123)
Renewals Resolved	336	671	600	219	1,826
Cancelled	(76)	(117)	(49)	(33)	(275)
Total Renewed	260	554	551	186	1,551
Renewal Increases (price/exposure/participation)	(3)	24	14	(30)	5
New Business	63	89	70	35	257
Total	320	667	635	191	1,813
New & Renewable In Process	155	1	30	9	195
Total Potential	475	668	665	200	2,008
Growth %	10%	-1%	7%	-11%	3%

Cancellations
	2007	2008
Client	11%	10%
PartnerRe	6%	5%
Total	17%	15%

PartnerRe Underwriting Risk Capital Deployed in January 1 Renewals
	2006	2007	2008
Casualty	18%	16%	15%
Property	26%	26%	26%
Specialty Lines	21%	22%	23%
Catastrophe	29%	31%	32%
Motor	6%	5%	4%
Total	100%	100%	100%

PartnerRe Ltd. Wellesley House South 90 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080 www.partnerre.com

News Release

PartnerRe is scheduled to release fourth quarter and full year 2007 results after the close of trading on Monday, February 4, 2008. PartnerRe Management will conduct a conference call and webcast on Tuesday, February 5, 2008 at 10:00 a.m. Eastern to discuss earnings and provide additional information on the January 1, 2008 renewals.

PartnerRe Ltd. is a leading global reinsurer, providing multi-line reinsurance to insurance companies. The Company through its wholly owned subsidiaries also offers alternative risk products that include weather and credit protection to financial, industrial and service companies.  Risks reinsured include property, casualty, motor, agriculture, aviation/space, catastrophe, credit/surety, engineering, energy, marine, specialty property, specialty casualty, other lines, life/annuity and health, and alternative risk products. For the year ended December 31, 2006, total revenues were $4.2 billion. As of September 30, 2007, total assets were $16.2 billion, total capital was $5.1 billion and total shareholders’ equity was $4.2 billion.

PartnerRe on the Internet: www.partnerre.com

Forward-looking statements contained in this press release are based on the Company’s assumptions and expectations concerning future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. PartnerRe’s forward-looking statements could be affected by numerous foreseeable and unforeseeable events and developments such as exposure to catastrophe, or other large property and casualty losses, adequacy of reserves, risks associated with implementing business strategies, levels and pricing of new and renewal business achieved, credit, interest, currency and other risks associated with the Company’s investment portfolio, changes in accounting policies, and other factors identified in the Company’s filings with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking information contained herein, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The Company disclaims any obligation to publicly update or revise any forward-looking information or statements.

Contacts:	PartnerRe Ltd.	Sard Verbinnen
	(441) 292-0888	(212) 687-8080
	Investor Contact: Robin Sidders	Drew Brown/Jane Simmons
Media Contact: Celia Powell

PartnerRe Ltd. Wellesley House South 90 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080 www.partnerre.com